Exhibit 10.10

AVERION

An Operating Division of Averion International Corp.

*CONFIDENTIAL*

A Phase I/II Study on the Safety and Efficacy of 225Ac-HuM195 in Patients
With Advanced Myeloid Malignancies

Project Task Specifications
and
Budget Cost Estimate

Prepared for:

Actinium Pharmaceuticals, Inc.
Knoll Corporate Center
Florham Park, NJ 07932

Averion Project Code: ACT-001
December 7, 2006

800 Westchester Avenue, Ste N341 Rye Brook, NY 10573 www. Millennix-Inc.com	Tel 914.733.3400 email: info@millennix-inc.com

*CONFIDENTIAL*

TABLE OF CONTENTS

I. EXECUTIVE SUMMARY		1
II PROJECT UNDERSTANDING		2
A.	Protocol Development	6
B.	Case Report Form Development	6
C.	Study Training	6
D.	Clinical Monitoring	7
E.	Medical Monitoring	10
F.	Safety Review and Serious Adverse Event Reporting	10
G.	Clinical Site Audits for Good Clinical Practice/Quality Assurance	10
H.	Database Development	11
I.	Data Entry/Tracking	12
J.	Data Management	12
K.	Remote Data Browsing (Optional)	14
L.	Biometrics	14
M.	Medical Writing	15
N.	Project Management	15
O.	Project Communications	16
Q.	Project Close-out and Archiving	17
IV. BUDGET ASSUMPTIONS		18
A.	General	18
C.	Protocol Review	19
D.	Case Report Form Development or Review	19
E.	Study Training	20
F.	Monitoring Activities	20
G.	Medical Monitoring and Serious Adverse Event Reporting	22
H.	GCP/QA Site Audits (if required/requested, billed appropriately)	23
I.	Database	23
J.	Data Management	24
K.	Biometrics	24
L.	Medical Writing	25

Proposal Version 2 Averion Project Code:ACT-001	Actinium Pharmaceuticals, Inc. December 7, 2006

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M.	Project Management	26
N.	Project Close-out and Archiving	26
V. BUDGET COST ESTIMATE		27
VI. PAYMENT SCHEDULE AND SIGNATURES		28

Proposal Version 2 Averion Project Code:ACT-001	Actinium Pharmaceuticals, Inc. December 7, 2006

*CONFIDENTIAL*

I.	EXECUTIVE SUMMARY

Millennix Oncology is pleased to provide a proposal to Actinium Pharmaceuticals Inc. (Sponsor) in support of a Phase I/II clinical trial.

Millennix Oncology, an operating division of Averion International Corp, provides expertise and experience in support of oncology clinical trials. Together with Averion which celebrates its 23nd anniversary in 2006, our history is driven by our commitment to our clients to maintain high standards of communication, quality, and accountability. Averion will keep Actinium current with project progress toward milestones. Our group has existing personnel, facilities, and resources to support all aspects of the project. Averion uses state-of-the-art software and hardware to support all projects while performing all work under industry-accepted SOPs. To date, we have supported 42 FDA approvals including 8 approvals in oncology.

Our proposal defines project task specifications for the services listed below.

● Protocol Review ● IND review, transfer and update ● Case Report Form (CRF) Development ● Study Training ● Site Monitoring and Management ● Site QA Audits ● Project Management ● Medical Monitoring	● Database Development ● Data Management ● Investigator's Meeting ● Biostatistical Analysis ● Project Communications ● Pharmacoviligance Services ● Report Writing

Project Task Specifications

Indication:
Number of Sites:
Number of Patients:
Number of CRF Pages/Patient:
Total Number of CRF Pages:
Study Planning Duration:
Study Enrollment Duration:
Duration of Patient Follow-up:
Study Close-out:
Total Study Duration:
Myeloid Malignancies 5 40 7 3000 7 Months 18 Months 6 Months 7 Months 38 Months

Contract Executed, Work Begins: January 1, 2007
FPFV: FPLV: LPFV LPLV: Database Locked: Final Analysis: Final Report:	August 1, 2007 January 31, 2008 Februaryl, 2009 August 1, 2009 October 15, 2009 November 1, 2009 January 1, 2010

Proposal Version 2 Averion Project Code:ACT-001	Actinium Pharmaceuticals, Inc. December 7, 2006

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II.	PROJECT UNDERSTANDING

Millennix Oncology will provide regulatory and clinical trial management services to Actinium Pharmaceuticals for the Phase I/II development of its study drug, 225Ac-HuM195 in patients with myeloid malignancies.

The program is outlined as follows:

1.
Millennix will provide regulatory affairs services and assist in the transfer of BBIND #----- from Memorial Sloan Kettering Cancer Center to Actinium Pharmaceuticals. Transfer will include expert review of the current IND and GAP analysis, IND update and revision and regulatory filing and FDA liaison.

2.	Millennix Oncology will provide the following clinical program services:

1.   Protocol development
2.   Case Report Forms
3.   Investigator Study Notebook and Study Training
4.   Investigator's meeting organization
5.   Data Management
6.   Database development
7.   Biometrics
8.   Project Management
9.   Clinical Monitoring
10. Medical Monitoring and Safety Reporting
11. Medical Writing
12. QA oversight
13. Administrative

Millennix Oncology, a division of Averion International Corp., is a full-service CRO with 250 full-time employees including 35 data managers (including database developers, data managers, data entry specialists), 40 clinical affairs specialists (including Lead CRAs, regional CRAs, project managers, clinical assistants), 15 biostatisticians (including SAS programmers), 7 medical specialists (including physicians, nurses, safety specialists), IT support specialists, operations (supporting metrics, new technologies, resource management), and a quality assurance group (supporting quality systems, compliance, validation, audits). We have earned a reputation as a high quality CRO during our 22 year history.

Millennix Oncology offers many advantages to Actinium for supporting this pivotal study. We have extensive experiences with complex oncology indications, study populations and trial activity. Consequently we will be able to rapidly engage staff and quality systems to launch the study.

Millennix Understanding of Critical Issues

Ensure that Inclusion/Exclusion Criteria are Met
The inclusion/exclusion criteria are highly specific, and involve objective measures (e.g., leukemia classification, cell flow cytometry), medical history, and prior treatment. The sites will need to pay careful attention to these criteria, and monitors will go to the sites early on to assure proper implementation of the protocol.

Proposal Version 2 Averion Project Code:ACT-001	Actinium Pharmaceuticals, Inc. December 7, 2006

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Facilitate Investigator and Site Training on Protocol-Related Issues

Sites need to be adequately trained on the study procedures and methodology (e.g., marrow analysis). The bulk of this training will occur at the Investigator Meeting, though additional training will occur during the course of the study, particularly at site monitoring visits.

Document Adequate Patient Training
As several of the secondary endpoints may be patient-derived, the sites must adequately train patients to report symptoms and events.

Sites Distinguish Between Natural History and Adverse Events
Patient in this study will have a baseline of medical history and signs/symptoms. It will be important for sites to establish the patient's baseline (i.e., medical history), so that if the frequency or severity of an event changes, the event can be proper characterized as an adverse event (AE). The definition of an AE will be clearly defined in the protocol so that an event that is part of the natural history is not being classified as an AE, especially not one associated with drug treatment.

Relevant Experience

Millennix was founded in 1997 and joined with Averion International in 2005. We have supported 45 FDA approvals to date. As illustration of our visibility, we helped gain five oncology approvals to date inclusive of drugs (Gleevec, Erbitux), biologics (Mylotarg, ONTAKT4) and devices (CA-125, PSA, Quadramet, and LUMA). We are well-known to the FDA review branches for oncology. We have extensive experience in all aspects of the desired services and are confident that we can meet high quality standards. Averion brings the following specific experiences in Prostate and other GU malignancy:

●	Strategic Assessment for Radiopharmaceutical Development
●	IND preparation/filing\
●	Implementation Phase I/IUIV Monoclonal Antibody (4 studies)
●	FDA-mandated Safety Registry
●	Post-transplant use
●	Side effect profile
●	US/EU Compassionate Access program
●	Field monitoring - STI571 - Imatinib Mesylate - Signal Transduction (TK) Inhibitor
●	Site recruitment & mgmnt - AML in elderly
●	Mucositis protectant - Phase III - Autologous transplant
●	Cytokine TP Prevention — MM, AML
●	IV Supplement — Chemotherapy Anemia — MM
●	Rescue Program — MM — Complex regimen

As a result of these collective collaborations, we have often represented Sponsor clients at the FDA.

Relevant Resources

Our group brings existing resources inclusive of people, processes, and technologies. Specifically:

●	has existing staff (Project Manager, Lead CRA, regional CRAs, data managers, biostatisticians, programmers, safety specialists, and medical writers) ready for project deployment

Proposal Version 2 Averion Project Code:ACT-001	Actinium Pharmaceuticals, Inc. December 7, 2006

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●	has comprehensive, FDA and Sponsor audited SOPs to govern all aspects of involved services
●	prospectively documents employee training and SOP mastery
●	has SAS based and Oracle-based 21 CFR Part 11 validated software for data management and file transfer
●	has systems to track the location and acceptance of each CRF page
●	has logic checks to identify inconsistencies or missing data including systems to track each reader review
●	has a firewall for maintaining data backup security and daily backup protection (Iron Mountain)
●	offers on-line data browsing capability to Actinium for checking data status at any time
●	has metrics for tracking site, reader, CRA, and staff performance
●	has a safety database and process for dealing with any issues (medical vs. device-related)
●	uses SAS for generation and validation of all analyses
●	pre-writes the integrated clinical and statistical report to speed ICSR completion
●	maintains central files to collect all study documents
●	conducts ongoing internal and external audits to ensure quality is achieved
●	keep Actinium current through conference calls, e-mails, and team meetings as desired.

Our Approach

Our understanding of the study complexities and issues include the needs to:

●	ensure that all sites continually meet the FDA GCP requirements
●	devise a Monitoring Plan for Sponsor approval
●	track the cumulative safety event incidence in the population
●	check that enrollment is consistent and timely
●	counsel sites on toxicity and SAE reporting, particularly the importance of distinguishing disease progression from adverse events
●	assess the potential contribution of concomitant medication to adverse events (i.e., other therapies with known toxicity)
●
reinforce the need for accurate measurement and verification of toxicities as measured by NCI-CTCAE v 3.0, and the necessity of these being carefully reviewed to be consistent with clinically significant laboratory reports as well as coded adverse events

●	reinforce the need for timely and accurate tumor measurements

Our Processes:

Our processes are in place to speed the study along:

●	assess investigator qualification process
●	train all project staff on medical background, study objectives, and potential issues
●	rapidly review and distribute monitor field reports and other study documents on the MIMs web portal
●	implement project reporting tools to keep Sponsor current
●	track each CRF page and data query to be able to pull remaining data so as to lock the database

Proposal Version 2 Averion Project Code:ACT-001	Actinium Pharmaceuticals, Inc. December 7, 2006

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●	project data burden at each site to optimally schedule each CRA visit
●	as needed for data management activity:
●	perform logic checks in coordination with each proposed CRA site visit
●	conduct rolling data management audits
●	pre-program and test all tables, figures, and listings to speed generation after database lock
●	provide top-line analyses within a week after final database lock
●	pre-write sections of the final report.

This proposal and accompanying budget does not assume the use of electronic data capture (EDC) for this size study. We have worked with several EDC vendors, and have qualified preferred vendors for the appropriate situation.

KEY ONCOLOGY LEADERSHIP

●	GeneResnick MD
-	Chief Medical Officer, Averion International Corp.
-	President, Millennix Oncology
-	Board certified in oncology, internal medicine
-	30 years experience
●	Clinical practice Cornell-New York Hospital
●	Study co-chair, CALGB
●	VP Global Clinical Oncology, Schering-Plough
●	Initiated Gene Therapy trials in US
●	Portfolio of 11 agents in development
●	FDA approvals for small molecules, alpha-interferon
-	Founded Millennix 1997
-	Internationally recognized thought leader
-	Numerous presentations and discussions at FDA and EMEA

●	Philip Lavin PhD
-	Well known biostatistician
-	10 years leadership roles in oncology cooperative groups
-	Helped develop RECIST and biomarker use criteria
-	Supported FDA approvals for 6 oncology approvals
-	Co-authored over 60 oncology publications

●	Multiple Senior Oncology Program / Project Managers (Years)
-	Barbetti (25), Rochon (16), Sobel (9), Boyer (9), Lyons (7)

Conclusion

Millennix Oncology has relevant clinical trials experience. Our leadership, line managers, and staff understand GCP and the requirements put forth in the RFP. Averion and its associates understand the Nocturia literature, can train sites and staff in a timely manner, will motivate the sites through frequent contact and site visits, will know the key monitoring issues, appreciate the study complexities, and will work collaboratively with the Sponsor and sites to complete the study in a timely manner. We look forward to the opportunity to work with Actinium Pharmaceuticals on this study.

Proposal Version 2 Averion Project Code:ACT-001	Actinium Pharmaceuticals, Inc. December 7, 2006

*CONFIDENTIAL*

III.	PROJECT TASK SPECIFICATIONS

A.	Protocol Development

Millennix Oncology will prepare the protocol. Millennix Oncology will review the protocol for study design, procedures, and endpoints. Millennix Oncology will review any comments with the Sponsor.

B.	Case Report Form Development

1.	Design

Millennix Oncology will design CRF pages based on the final protocol and in accordance with FDA guidelines. Millennix Oncology will design the CRFs to ensure consistency with the protocol and ease of data collection, monitoring, data management, and database development.

2.	Printing and Shipment

Millennix Oncology will arrange for CRF printing and will arrange for shipment of the CRFs to the study sites. This service can be performed by Millennix Oncology in conjunction with a third party vendor and will be billed as a direct pass through expense.

C.	Study Training

1.	Project Kick-off meeting

A kick-off meeting will be used to train sites and team members prior to study launch. Millennix Oncology will prepare materials and conduct presentations as requested by Actinium. The presentations may include the following: protocol review, case report form and use of completion guidelines, study management, site monitoring, investigator responsibilities, adverse event reporting, and regulatory audit procedures. All presentations will be approved by Actinium prior to the meeting.

2.	Investigator Meeting Attendance

Pertinent Millennix Oncology personnel such as the Clinical Project Manager, Clinical Project Associate, Lead CRA, CRAs, Lead Data Manager, Medical Monitor and Pharmacovigilance Specialist will attend the investigator meeting.

3.	Study Training

Millennix Oncology team members not attending the investigator meeting will review the protocol, CRFs, completion guidelines, study logistics, and vendor-specific procedures. These members may include the Database Programmer, the SAS Programmer, the Biostatistician, Biostatistical Analyst, Project Coordinator andthe Medical Writer.

Proposal Version 2 Averion Project Code:ACT-001	Actinium Pharmaceuticals, Inc. December 7, 2006

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4.	Clinical Training

Millennix Oncology's Medical Monitor will prepare and present a training session on the indication for relevant team members. Attendees will include the Clinical Project Manager, Clinical Project Coordinator, Lead CRA, Lead Data Manager, CRAs, Database Programmer, the SAS Programmer, the Biostatistician, and the Medical Writer.

D.	Clinical Monitoring

1.	Investigator Identification and Recruitment

Actinium will identify and interview potential investigators. Millennix Oncology will check that investigators are not on the FDA restricted list.

2.	Regulatory Document Collection

Prior to study initiation, Millennix Oncology will compile and send a regulatory document package to each study site outlining what documents are required. Millennix Oncology will prepare instructions for submitting the documents to Millennix Oncology. Millennix Oncology will collect the investigator CVs, Investigator's Agreement, Financial Disclosure Form, Delegation of Authority Form Institutional Review Board approvals, approved informed consent form, and will check document compliance with pertinent federal regulations. Institutional Review Board (IRB) membership rosters or assurance numbers will also be collected. Original documents will be maintained in Millennix Oncology's Trial Master File and copies will be placed in a binder for each site. Copies of the documents will be sent to the Sponsor. Millennix Oncology will ship a completed regulatory binder to each study site.

During the course of the study, Millennix Oncology will track all regulatory documents in the Clinical Trial Management System. To ensure continued adherence to regulatory requirements, Millennix Oncology will collect applicable regulatory documents throughout the life of the study. Additionally, Millennix Oncology will notify sites of expiring documents and collect updated documents.

3.	Monitoring Plan

Millennix Oncology will develop a written monitoring plan. This plan will specify the monitoring frequency and objectives of each visit, as well as provide templates for study required documentation, including monitoring visit reports. Prior to conducting initiation visits, the plan will be reviewed and approved by Sponsor.

Proposal Version 2 Averion Project Code:ACT-001	Actinium Pharmaceuticals, Inc. December 7, 2006

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4.	Site Qualification

If directed by the Sponsor, Millennix Oncology will conduct the site qualificationvisits to determine if: (1) the principal investigator and study personnel have adequate time and experience to conduct the study according to the protocol; and (2) the facility is acceptable, with secure areas for storage of the investigational product. Prior clinical trials experience of study investigators and support personnel will be assessed. Millennix Oncology will look for evidence of sufficient numbers of patients to meet accrual objectives and the duration of contact with these patients. GCP understanding will also be assessed.

5.	Study Initiation Visits

The initiation visit will be conducted once all pre-study documents have been collected. Millennix Oncology and Sponsor estimate that site initiation visits will require one day of on-site time. The investigators and study personnel will be trained on all aspects of study procedures relating to patient screening, scheduling, evaluation, follow up, CRF completion, and device use and accountability. The study regulatory binder will be reviewed with the investigator. GCP requirements, including investigator responsibilities, will be reviewed.

6.	Interim Monitoring Visits

Millennix Oncology will initially conduct site visits approximately two weeks after the first patient is enrolled at each site; subsequent monitoring visits will be scheduled depending on enrollment rate and data quality. It is estimated that one-day and two-day visits will be required. The frequency and length of visits will be adjusted as agreed upon by Sponsor and Millennix Oncology, based on patient enrollment and site quality.

During site visits, Millennix Oncology will check investigator adherence to FDA Good Clinical Practices, verify informed consent and HIPAA authorization, review all source documentation in comparison to the CRFs, check for missing or incomplete data and inconsistencies, obtain resolution of Data Clarification Forms, obtain documentation updates, and verify that the protocol is being followed with respect to eligibility, study-mandated procedures, and timetable. Millennix Oncology will inventory investigational materials and review accountability records. Problems with accrual, protocol compliance, any adverse event reporting and follow up, as well as CRF accuracy, completeness, and timeliness will be documented and discussed. Should any problems require it, Millennix Oncology, Sponsor, and the site will jointly develop an action plan. Completed CRF pages will be retrieved and forwarded to Millennix Oncology.

7.	Site Closeout Visits

Millennix Oncology will perform the Site Closeout Visit once all Data Clarification Forms have been resolved. Millennix Oncology will review all patient files for completeness, review the study binder to assure all documentation is in place for an FDA audit, perform final device accountability, and authorize return or disposal of all unused study supplies.

Proposal Version 2 Averion Project Code:ACT-001	Actinium Pharmaceuticals, Inc. December 7, 2006

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8.	Monitoring Coordination

The Millennix Oncology Lead CRA will be responsible for addressing site-emergent questions and problems. The Lead CRA will consult with the project team, management of Clinical Affairs, clinical study vendors, and Sponsor as needed. Millennix Oncology will inform Sponsor immediately of any issues requiring the sponsor's immediate attention (for example, serious adverse events).

The Lead CRA will work with Clinical Affairs Management to ensure all sites have an assigned CRA and that all CRAs assigned to the study have the appropriate training and will conduct ongoing study training as necessary. The Lead CRA will be responsible for managing the monitoring visit schedule and ensuring that all sites are being visited at the appropriate intervals.

The Lead CRA will review all monitoring visit reports and regulatory documents to ensure accuracy and completeness, and to ensure that the study is being conducted in accordance with GCP, the protocol, and the monitoring plan. The Lead CRA will also be responsible for providing study updates to the Project Manager and Actinium as needed (i.e., for monthly status reports or on an ad hoc basis).

The Clinical Project Coordinator will track monitoring visit reports and other visit related documents (e.g. confirmation, follow-up letters, and expense reports) under the direction of the Lead CRA to ensure all documents are completed and reviewed in a timely manner in accordance with the monitoring plan. The CPC will maintain the CTMS database, including entry and updating the system with site contact information and regulatory document information.

9.	Site Communication

The Millennix Oncology Lead CRA will be the primary contact for the study sites and the CRAs. The Lead CRA will consult with the Project Manager, Millennix Oncology Management and the Sponsor as needed. Millennix Oncology will document pertinent telephone contacts with the sites and will file documentation as appropriate in the Trial Master File.

Interim site communication will consist of routine contact and follow-up with the study sites by the Lead CRA and/or the assigned CRA to address any questions or issues raised at or between monitoring visits.

The Clinical Project Associate may also contact the sites for missing Enrollment Logs and outstanding or deficient Regulatory Documents.

10.	Contract/Budget Negotiation (Optional)

If directed by the Sponsor, Millennix Oncology will negotiate Investigator budgets based on agreeable rates determined jointly by Sponsor and Millennix Oncology. Millennix Oncology will obtain signed contracts/budgets from the clinical sites. All legal negotiations will be referred to the Sponsor.

Proposal Version 2 Averion Project Code:ACT-001	Actinium Pharmaceuticals, Inc. December 7, 2006

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E.	Medical Monitoring

A Millennix Oncology MD will discuss patient eligibility, discuss protocol deviations, interact with the project team, review documents (protocol, CRF, adverse events, clinical study report), and interact with the project team at Actinium. The Millennix Oncology Medical Director will be available during usual business hours. Additional back-up coverage can be arranged if requested by Actinium.

F.	Safety Review and Serious Adverse Event Reporting

1.	Safety Review

The Medical Monitor together with The Project Manager will conduct regular, ongoing review of adverse events and AE trends during the project lifetime. The results of this review will be forwarded in a quarterly report to Actinium with comment, notation or opinion as warranted.

2.	Serious Adverse Event Reporting

The Millennix Oncology Medical Monitor will be responsible for all SAE reporting to the sponsor and will prepare safety letters for IND filing as necessary in collaboration with Millennix Oncology Regulatory Affairs.

G.	Clinical Site Audits for Good Clinical Practice/Quality Assurance

1.	Audit Plan

Millennix Oncology can develop an initial site audit plan including site selection criteria, audit parameters and specifications, follow up, timelines, report format, etc. The plan can be provided to Actinium for review and approval.

2.	Good Clinical Practice/Quality Assurance Audits (GCP/QA)

Millennix Oncology can perform GCP/QA audits of clinical sites, including review of regulatory documents, study files, and data, as specified in the approved audit plan. Additional audits (routine, for-cause) or co-audits will be conducted as mutually agreed upon. Site audit tracking reports can be provided to Actinium in mutually agreed upon format and frequency.

3.	Good Laboratory Practice/Quality Assurance Audits (GLP/QA)

Millennix Oncology can perform a GLP/QA audit including review of standard operating procedures, documentation, study files, and data, as specified in the approved audit plan.

Proposal Version 2 Averion Project Code:ACT-001	Actinium Pharmaceuticals, Inc. December 7, 2006

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4.	Final Audit Report

A final audit report summarizing the site audits performed, including audit resultsand follow-up, can be prepared once all audits are completed. The final report will be submitted to Actinium for review and approval.

H.	Database Development

1.	Database Design

Millennix Oncology will develop a customized SAS-based/Oracle database including an automated audit trail, auto-encoding using industry standard electronic dictionaries and Case Report Form (CRF) and Data Clarification Form (DCF) tracking tables. A main menu will control the flow of data entry. The data entry screens will be "painted" in the image of the CRF. Valid ranges and field types (number, character, etc.) will restrict entry. The database will provide a "pop-up" window during second entry to display discrepancies for resolution.

a.	Audit Trail

A comprehensive automated audit trail will capture field level activity including initial entry, second entry, data clarification change, and logic check change. Current and previous data point values will be captured in the audit trail for all changes.

b.	CRF Tracking Table

Oracle tables will be developed to track the flow of CRFs within Millennix Oncology. CRF identification data and date will be captured for CRF receipt, first entry, second entry, data clarification forms sent out, data clarification forms received, and database edited/closed.

2.	Programming

A Database Programmer and an independent database reviewer will develop and test the database. Highlights of the software development lifecycle process include database development according to a validation protocol that documents the design requirements and specifications, database testing by programmers and end users using test CRF cases, and documented review and acceptance by end users. The database is considered validated when the expected results are the same as the actual results, and the end users verify that the database performs according to the requirements. The design procedures, testing results, and test CRF cases are filed in the Central Files.

3.	Maintenance

Database maintenance, including back-ups and off-site storage, will be provided throughout the study. All database modifications will be fully tested and documented in the same manner as above. Millennix Oncology will run daily backups.

Proposal Version 2 Averion Project Code:ACT-001	Actinium Pharmaceuticals, Inc. December 7, 2006

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4.	Imports of Electronic Data

Millennix Oncology will work out transfers of electronic data imports with the data import source. The medium, software, and schedule of merges will be mutually agreeable to Millennix Oncology and Sponsor.

Upon receipt at Millennix Oncology, the media will be logged and checked for viruses. The electronic data that is to be merged (in Oracle or SAS) with CRF data will be checked for integrity, and mismatched pairs will be identified for clarification. Millennix Oncology will resolve the mismatched pairs with the data import source. The data import source will be responsible for correcting and retransmitting the data.

I.	Data Entry/Tracking

1.	CRF/DCF Tracking

CRF and DCF tracking tables in Oracle will be maintained to track the dates of CRF received, CRF first entered, CRF second entered, data clarification form sent, data clarifications resolved, and CRF closed. This data will be used by Millennix Oncology to generate monthly CRF/DCF status reports.

2.	Data Receipt Review

Prior to entry, Millennix Oncology will review the CRF for missing pages and any obvious data problems. These problems will be noted for review during generation of DCFs.

3.	Double Data Entry

Millennix Oncology will double enter the data; separate individuals perform each entry. Discrepancies between first and second entry will appear in a "pop-up" window to prompt the data entry specialist to either choose a correct value or enter a correct value. Any additional problems identified during entry will be flagged for review during DCF generation.

J.	Data Management

1.	Data Management Oversight

The Lead Data Manager provides project oversight to ensure staffing consistency and ongoing quality control. The Lead Data Manager will provide training to the Data Management staff assigned to the project, and will conduct frequent Data Management team meetings to ensure that pertinent project and subject-specific issues are identified and resolved in a timely fashion.

Proposal Version 2 Averion Project Code:ACT-001	Actinium Pharmaceuticals, Inc. December 7, 2006

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2.	CRF Completion Guidelines

Millennix Oncology will prepare the written guidelines instructing the sites regarding completion of the CRF pages.

3.	Data Logic Check Definition

Logic checks will be defined by Millennix Oncology to identify missing key variables and discrepant data. These data checks will be based on the protocol and will include within field and between field checks. To ensure that appropriate checks are performed, the logic checks will be reviewed and approved by Sponsor prior to the commencement of programming.

4.	Logic Check Programming, Testing, and Execution

The data logic checks will be programmed using SAS version 8.02 or higher for UNIX. Millennix Oncology will test logic check programming. Millennix Oncology will create and enter test CRFs containing erroneous data, to confirm that the programming for each check is identifying errors correctly. Any problems with the logic checks will be reported to the SAS Programmers for correction. Testing will be considered complete when the logic checks correctly identify all erroneous CRF data. This process will be documented, signed, and filed in the Central File.

Logic checks will be run on all data received from the site. Each section of the case report form will be run through the SAS logic checks at least once. Updated records will be re-run through the logic checks to confirm that (1) the changes made corrected the original problem and (2) the changes made did not cause additional data discrepancies.

5.	Data Clarification Form Generation

Millennix Oncology will generate data clarification forms (DCFs) for each record that resulted in one or more data problems identified during manual review, entry, or logic check generation. DCFs will be sent to the monitors for resolution at site. These DCFs will outline (1) the patient record identification information (e.g. site, patient number/initials, and visit date), (2) the problem identified, and (3) the resolution. The resolution response will be left blank for the site to answer.

6.	Database Updates

Upon receipt of the completed DCFs, Millennix Oncology will make corrections to the database followed by manual verification of the corrections. Logic checks are then run again to verify that the database change corrected the original problem and did not cause any additional problems.

7.	Coding

Adverse events will be coded using MedDRA, and WHO-Drug will be used for coding concomitant medications. Following the auto-encoding execution, the Lead Data Manager will verify all assigned codes. Entries that are not an exact match will be manually coded by an experienced Data Manager and included in the thesaurus. Coded terms will be provided to Sponsor for review and approval.

Proposal Version 2 Averion Project Code:ACT-001	Actinium Pharmaceuticals, Inc. December 7, 2006

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	8.	Data Entry Quality Control

A Quality Control (QC) audit of data entry will be conducted after the CRFs have been completely processed and closed by Data Management. 10% (Ten) of all patients will be randomly selected for audit. Millennix Oncology will perform the QC audit by comparing the paper CRF and data clarification form resolutions to SAS output and noting any discrepancies. Millennix Oncology will review the discrepancies noted and either correct the database or document the reason for the discrepancy. Verification that all corrections were made will be part of the Audit Report. Millennix Oncology will provide an Audit Report to the Sponsor for review and approval. The Audit Report will be filed in the Central File.

K.	Remote Data Browsing (Optional)

Direct, real time, data browsing capabilities using the web browsing and report access system is available to Actinium. Millennix Oncology will provide a secured dial up remote link directly to the Oracle database. A four-hour training session will be provided to Actinium to review the programmed reports for the protocol. Millennix Oncology will pre-program data queries and reports which can be executed at will during business hours to allow down time for database back-ups and maintenance). Additionally, Millennix Oncology will provide ongoing data management technical support to assist Actinium with customized ad-hoc data queries or reports. This service is not in the budget.

L.	Biometrics

	1.	Analysis Plan

A detailed analysis plan will be drafted by Millennix Oncology for approval by Sponsor prior to the commencement of programming. The plan will consist of patient evaluation rules, endpoint definitions, missing data rules, and prototype data displays.

	2.	Programming/Analysis

Once the analysis plans are finalized, the statistical team will develop a comprehensive set of statistical programming specifications for analysis datasets and for each data display. The Statistical Programmers follow these specifications primarily using SAS and StatXact to generate analysis datasets, analyses, and data displays. These programs are written so that the generation of all displays is fully automated to facilitate consistency and quality control. The validation will be performed by a Biostatistician or Biostatistical Analyst in accordance with Millennix Oncology's SOPs.. Prior to analysis, a listing of patients who are invalid for the analyses will be provided to Sponsor for approval.

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	3.	Statistical Evaluation

In order to promote uniformity, Millennix Oncology will perform an evaluation of all cases at the end of the study.

	4.	Ad Hoc Analyses

Ad hoc analyses can be performed with reasonable advance notice.

M.	Medical Writing

The report will be written following ICH guidelines. Millennix Oncology will prepare a a Clinical Study Report and a Statistical Report that consist of a summary of the clinical trial and statistical interpretations of the study respectively. This report will describe the rationale of the study, the study plan and design and the statistical methodology. The report will be structured according to document specifications and the word processing format requested by Sponsor. A QC review will be performed to check the accuracy of the number transfer from the analysis tables and figures to the report.

The report review process will be conducted such that proposed changes are identified by the Sponsor in the first report draft. The second draft of the report will be evaluated for cosmetic changes. The third version will be the final report delivered to Sponsor.

N.	Project Management

	1.	Communication

The Project Manager at Millennix Oncology will be the main contact for the Sponsor. The Sponsor may contact the Project Manager at any time to discuss and communicate Sponsor-driven changes to the project. Millennix Oncology will document pertinent communications with the Sponsor. It will be the Project Manager's responsibility to keep the Sponsor informed of the project status and any budgetary concerns or deviations from timeline.

	2.	Project Team

Millennix Oncology will assign a team to each project when it is awarded. The team members, whenever possible, will remain on the study throughout the project's duration. If there is a change in project staff, the Project Manager will notify the Sponsor as soon as possible. The Project Manager will ensure that another person is assigned to the project, orientated and apprised of the project's status immediately.

	3.	Project Status

The Project Manager will consistently monitor the progress of the project to provide oversight for the team and anticipate potential issues. The Sponsor will be apprised of any issues that may affect the project. The Project Manager will propose appropriate solutions to the Sponsor as needed. The Project Manager will oversee internal work flow and resource allocation. Timelines will be reviewed and negotiated with the Sponsor on an ongoing basis.

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Enrollment reports will be provided to the Sponsor on a regular basis during the enrollment period of the study. Prior to production of the first report, the Sponsor will approve the content and timing.

Millennix Oncology will provide the Sponsor with detailed monthly reports, including data management and query status, monitoring visit information, and subject enrollment status. Prior to production of the first report, the Sponsor will approve the content and timing.

	4.	Task Specifications and Changes

The Project Manager will respond to and advise on any changes in task specifications. Both the Sponsor and Millennix Oncology will agree upon each specification change. In the case that an agreed-upon specification change will affect the budget, the Project Manager will utilize a Change Order, to be agreed upon by both parties, for any necessary budget adjustments.

	5.	Trial Master File

A Trial Master File will be established for the study. All project documents and materials, excluding budgetary information, will be stored in the file. The active file will be stored in locking file cabinets on Millennix Oncology premises and the cabinets will be locked during non-business hours.

The Clinical Project Associate is responsible for maintaining the file. Electronic correspondence (e-mail) will be stored in an electronic repository during the life of the study. At the end of the study, electronic correspondence with the sponsor and study sites will be saved to disc, archived with the file, and returned to the Sponsor.

	6.	Investigator Payment Processing

Millennix Oncology will open a separate checking account with Sponsor monies for the purpose of payments to Investigators or other expenses as indicated by the Sponsor. No other monies will be placed in this account. The Sponsor will provide a general payment scheme for Millennix Oncology to follow for administering all payments to Investigators. Millennix Oncology will order checks, set up the accounting software, and input Investigator names into the accounting program for ease of payments and tracking purposes.

The Clinical Project Associate will track status and initiate payments to be issued to sites according to the predetermined schedule.

O.	Project Communications

	1.	Teleconferences

Teleconferences will be held with the Sponsor and the project team on a regular basis to discuss the status of the project. The Clinical Project Associate will take meeting minutes that will be sent to the Sponsor for review and feedback. The minutes will document any decisions made during the teleconference.

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	2.	Internal Team Meetings

Internal project team meetings will be held at the discretion of the Project Manager but on a regular basis to coordinate tasks to be performed and to consider process efficiencies that translate into time and/or cost savings for the Sponsor.

	3.	Client Meetings

Face to face client meetings will be held as appropriate. The Clinical Project Associate will take meeting minutes to document any decisions made in the meeting.

P.	Project Financial Management

Upon study award, Millennix Oncology will assign a Project Business Analyst to the study to work collaboratively with the Clinical Project Manager to review the financial status of the project and to assist with providing insights on project expenditures as appropriate.

Tasks will include the assessment of study metrics, budget assumptions, out of scope activities, budget versus actual analysis, and invoice preparation on an ongoing basis. The Sponsor will be notified of any deviation from the study budget and both Sponsor and Millennix Oncology will mutually agree on a resolution.

In addition, at the sponsor's request, Millennix Oncology will hold financial review meetings as part of the financial management of the study. The frequency of these meeting will be agreed upon by both Sponsor and Millennix Oncology. The financial review meetings can include budget analysis, invoices vs. payments, pass through expense review, potential change orders, and revenue projections.

Q.	Project Close-out and Archiving

Upon completion of the project, the Trial Master File will be audited by Compliance and Validation. Once the file is reconciled it will be returned to the Sponsor or archived to an off-site storage facility at an additional cost. SAS files will be sent with full documentation at the completion of the project. Documentation will include the annotated CRF with variable and data set names, a PROC CONTENTS for each dataset with labels and field types described, and a sample data listing for 5 patients. All CRFs will be returned to the sponsor in patient order with an enclosed inventory list.

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IV.	BUDGET ASSUMPTIONS

	A.	General

		1. .	This proposal is based on the assumptions provided ay Actinium

		2.	This proposal is subject to receipt of the final/approved protocol and case report forms, and the geographic locations of the participating clinical sites.

		3.	This proposal is valid for 60 days from the cover date. If no decisions on the awarding of this project are made within this time frame, the proposal will need to be amended.

		4.	Millennix Oncology will begin work on this project upon contract execution.

		5.	All work will be performed on a Fee for Service basis.

6.
Cost estimates are based on rates for Year 2006. An annual rate increase will be applied each January, to coincide with Millennix Oncology's fiscal year. Notification of the anticipated rate increase will be sent in December. The average annual increase based on the last three (3) years has been 5 percent.

		7.	Actual costs will be billed monthly at the annual rate that corresponds with the year in which the work is performed.

		8.	This proposal is governed by an executed Master Services Agreement.

9.
This proposal is based on the following parameters per study: 40 enrolled patients, 5 US clinical sites, 18 month enrollment period, 6 month follow-up period, 7 months planning, and 7 months close out. Millennix Oncology estimates a total project duration of 38 months.

		10.	Millennix Oncology involvement with this project is expected to begin in January 2007 and is expected to end in March 2010.

		11.	Travel expenses for project-related activities, including site visits, are not included in this budget and will be billed to Sponsor as direct pass-through costs.

		12.	Efforts relating to publication or presentation of results are not included in this budget.

13.
All deliverables that require Sponsor sign-off will require no more than two rounds of review/revisions and each round of review will require no more than 5 business days. Extension of Sponsor review time resulting in unreasonable delays may result in budget modifications.

14.
The budget covers only the services specified in this proposal. This proposal will be re-negotiated if Millennix Oncology is not awarded all activities covered in this proposal or if the initial set of activities is reduced.

15.
Once a contract is executed between Millennix Oncology and Sponsor, any changes that impact the project time frame or costs (out-of-scope-activities) will be addressed by means of a written Change Order, which must be signed by both parties.

		16.	Costs to accommodate the Health Insurance Portability and Accountability Act of 1996 (HIPAA) will be billed additionally as required to meet applicable regulations.

17.
Costs associated with Sponsor requests for Millennix Oncology's attendance at scientific meetings, conferences and/or special presentations, or FDA meetings are not included in this budget; these efforts would be billed additionally.

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18.	Costs for services outsourced by Millennix Oncology to other vendors are not included in this budget and will be billed to Sponsor additionally as direct pass-through costs.

19.	This proposal is confidential and shall not be discussed with any third party, excepting those as permitted by the Master Services Agreement.

B.	IND Review and Transfer (Planning phase)

The Sponsor intends to transfer IND #-- from Memorial Sloan Kettering Cancer Centerto Actinium Pharmaceuticals. In addition, the Sponsor will update the contents of the IND to reflect subsequent pre-clinical and clinical data and information a regarding the development of the study drug for the aforementioned indication. The following activities will be performed:

	1.	Acquisition, electronic formatting and general review of the current IND content.

	2.	Expert review of the components of the IND: CMC, pharmacology, toxicology, pre-clinical and clinical data and summaries, administrative compliance.

	3.	GAP analysis of the IND

	4.	Expert review, writing and /or revision of the aforementioned components and clinical protocol (study now ongoing).

	5.	FDA liaison

	6.	FDA meeting (if required)

	7.	Regulatory activity including submissions as required, FDA filings and interaction

	8.	IND transfer at the conclusion of pre-filing activity

C.	Protocol Review

	1.	The final protocol will be developed by Millennix Oncology . Millennix Oncology will review the protocol and provide comments and/or suggestions to the Sponsor.

	2.	This effort will require efforts of the Clinical Project Manager, Lead CRA, Manager of Data Management, Lead Data Manager, Biostatistician, Medical Monitor, and Medical Writer.

D.	Case Report Form Development or Review

	1.	Millennix Oncology will create the Case Report Forms. Millennix assumes the CRFs will consist of 70 CRF pages per patient, including 15 unique CRF pages.

2.
This effort will require services of the Project Manager, Lead CRA, Manager of Data Management, Lead Data Manager, Biostatistician, Database Programmer, Medical Monitor, and Pharmacoviligance Specialist.

	3.	Millennix Oncology will be responsible for printing and shipping the CRFs.

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E.	Study Training

1.
The Investigator Meeting will require preparation, attendance, and travel time for each Millennix Oncology participant that is presenting. The meeting will require attendance travel time for all other Millennix Oncology attendees. Additionally, the Clinical Project Associate will make binders for the meeting including copies of all presentations and other pertinent documents. It is anticipated that the CPA will spend an additional effort on this preparation.

2.
A separate internal training session at Millennix Oncology will present study specific materials to the team members (listed in section IIID); each attendee will participate in protocol and CRF review.

	3.	In the event that Sponsor schedules additional Training Meetings, Millennix Oncology participation will be billed on a fee-for-service basis.

F.	Monitoring Activities

General

	1.	This budget assumes that one Lead CRA will manage the 5 clinical sites during the study.

	2.	This proposal is based on the initiation, monitoring, management, and closeout of all clinical sites.

	3.	Monitoring, monitoring management, and administrative support estimates are based on a maximum number of 5 initiation visits, 30 1-day and 20 2-day interim monitoring visits, and 5 closeout visits.

4.
Any additional site visits beyond the budget total will be billed additionally at the 1-day ($1,408) or 2-day ($2,560) as required; travel will be billed on an hourly basis at the prevailing rate ($128/hr in 2006).

	5.	The clinical monitoring for this study will be conducted in accordance with Millennix Oncology's Standard Operating Procedures (SOPs).

	6.	Millennix Oncology's electronic monitoring reports will be used for all study visits including Initiation, Monitoring, and Study Closeout visits.

	7.	All site-monitoring visits will be billed on a unit cost basis for visits completed.

	8.	Actinium will negotiate budgets for all study sites and oversee the execution of all study-related contracts.

	9.	Sponsor will supply investigational product to the sites.

	10.	All costs associated with the use of commercial IRBs will be passed directly on to Sponsor.

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Study Site Selection/Qualification and Contract/Budget Negotiation

1.	Actinium will be responsible for selecting the study sites to participate in the study.

2.	Actinium will negotiate budgets for all study sites.

3.	Actinium will conduct the site qualification visits.

4.	Millennia Oncology will check Investigators against FDA violation lists.

Study Initiation Visits

1.	The initiation visit to each site will take place shortly after all approved regulatory documents are received at Millennix Oncology or by Sponsor.,

2.	It is estimated that there will be 5 one-day initiation visits.

3.
Each one-day initiation visit will require a total off! hours, consisting of 7 hours on site and 4 hours for visit preparation and report writing. Travel time will be billed on a fee for service basis.

Site Monitoring Visits

1.	The estimate of site monitoring requirements is subject to Millennix Oncology's review of the final protocol and CRFs.

2.	Millennix Oncology will conduct 48 1-day and 21 2-day monitoring visits.

3.	Millennix Oncology will retrieve completed CRF pages at each monitoring visit.

4.	One-day monitoring visits require a total of 11 hours, consisting of up to 7 hours on site and 4 hours for preparation and report writing. Travel time will be billed on a fee for service basis.

5.	Two-day monitoring visits require a total of 20 hours, consisting of up to 14 hours on site and 6 hours for preparation and report writing. Travel time will be billed on a fee for service basis.

6.	If needed, three-day visits require a total of 29 hours, consisting of up to 21 hours on site and 8 hours for preparation and report writing. Travel time will be billed on a fee for service basis

7.
The initial interim monitoring visit will take place approximately 2 weeks after the first patient is enrolled at each site; subsequent monitoring visits will be scheduled depending on enrollment rate and data quality. The frequency of visits per site can be adjusted as mutually agreed upon by Sponsor and Millennix Oncology.

8.	Millennix Oncology requires 2 days advance notice if Sponsor will be conducting co-monitoring visits with Millennix Oncology personnel.

Site Communication

1.
The Lead CRAs monitoring communication activities include contact with the Sponsor and with the sites regarding recruitment, enrollment, GCP, protocol compliance, and data quality. Monitoring communication activities may involve the resolution of patient eligibility issues with the Lead Data Manager and Clinical Affairs Management, Medical Monitor, clinical study vendors, and Sponsor.

2.
The Clinical Project Associate will create and maintain patient tracking databases,  check for regulatory documents compliance, provide support to the Project Manager and Lead CRA, and provide copies of regulatory documents to Sponsor; Administrative support of monitoring also includes preparing regulatory file checklists and processing visit and expense reports.

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Site Closeout Visits

	1.	Millennix Oncology will conduct 5 one-day termination visits.

2.
Each one-day close out visit will require a total of 11 hours, consisting of 7 hours on site and 4 hours for visit preparation and report writing. Travel time will be billed on a fee for service basis.

3.
If needed, each two-day closeout visit will require a total of 20 hours, consisting of 14 hours on site and 6 hours for visit preparation and report writing. Travel time will be billed on a fee for service basis.

4.
Administrative support for site closeout activities will require 6 hours per site per study, including preparation of the study closeout package and providing support to the Lead CRA and assigned CRAs.

G.	Medical Monitoring and Serious Adverse Event Reporting

1.
Medical Monitoring: patient eligibility, patient management, adverse event reviews/narratives, CRA queries, Data Manager queries, data reviews, and protocol deviations. Any efforts for Medical Monitoring with the sites will be billed on a fee for service basis.

2.
Serious adverse events (SAEs) will be reported directly to Millennix Oncology and the Medical Monitor by the clinical trial sites. SAEs will be reviewed, missing information will be acquired and the event will be reported to the sponsor according to Millennix Oncology SOPs. Millennix Oncology will provide guidance to the sites in completing SAE reports.

	3.	Millennix Oncology will manage the SAE reporting.

	4.	Millennix Oncology will provide written instructions to the clinical trial sites regarding SAE reporting procedures.

	5.	The Medical Monitor will assess each serious adverse event report for regulatory reporting requirements and for assuring that all SAEs are reported to the appropriate regulatory authorities.

	6.	An SAE database will be created.

	7.	Serious adverse event reporting estimates are based on 40 SAEs during the study.

8.
The Medical Monitor will write narratives for all patients experiencing an SAE (including deaths) or all early withdrawals (or all patients withdrawals due to an adverse event)TBD ; the patient narratives will be structured using Millennix Oncology word processing and patient narrative format specifications unless otherwise specified by the Sponsor. .

	9.	The Medical Monitor will review and Millennix Oncology Regulatory Affairs will process each SAE IND report or premature study withdrawals including writing patient narratives for the ICSR.

	10.	Millennix Oncology personnel will be available during business hours (Eastern Time) to receive and process SAE reports.

	11.	Millennix Oncology assumes that, for each SAE, there will be an initial SAE report and one follow-up report.

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12.
This budget does include reconciliation of any separate Sponsor SAE and clinical databases. The Sponsor will provide paper copies of the data capture forms for all patients requiring a narrative if Millennix Oncology is not doing the data management. All such data transfers and reconciliation will be billed on a feefor-services basis.

H.	GCP/QA Site Audits (if required/requested, billed appropriately)

	1	Millennix Oncology can conduct GCP/QA audits on a fee-for-service basis.

	2	Each one-day auditing visit will consist of 13 hours, including 2 hours for visit preparation, 7 hours on site and 4 hours report time. Travel time will be billed fee for service.

I.	Database

	1.	Database estimates assume 15 unique CRF pages in the database.

	2.	Database estimates include set-up of standard data management support, tracking and report tools.

	3.	Database estimates include database design that supports tracking data by individual CRF page and unique page numbers are printed on each CRF page.

	4.	Database estimates assume Millennix Oncology standards for database design and structures.

	5.	Database estimates assume that collection of any unscheduled data has been designed into the CRF's.

6.
Database estimates assume that once the database is designed, the CRF will remain the same for the duration of the study. Additions or significant changes to the CRF will require a change order to be agreed upon by both parties.

	7.	Database estimates assume a 30 page test case for database testing.

	8.	Database estimates assume one database lock. The Sponsor will authorize additional database locks, unlocks, or relocks.

	9.	Database estimates assume no database changes will be required during database maintenance of the study. Additional database maintenance will be billed on a fee for service basis.

Electronic Data Imports (if required/requested, billed appropriately)

	1.	Millennix Oncology assumes data transfers will be received from a single data import source for each type of external data

	2.	Millennix Oncology will track, scan for viruses, and incorporate each data transfer into the overall clinical database.

3.
Data transfers will be provided to Millennix Oncology in the form of SAS transport files, ASCII, MS Excel, MS Access, or a format mutually agreeable to both parties. The data transfers will include associated variable formats. Once the setup and test transfer is completed, any work related to unexpected changes in software versions or formats during the study will be billed fee for service.

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	4.	Comprehensive documentation of the content, data conventions, data formats, and amount of data will accompany each data transfer.

	5.	Data from the data import sources will be transferred to Millennix Oncology for all available subjects and visits at each transfer as opposed to incremental or partial transfers.

	6.	Millennix Oncology assumes that the data import sources will be responsible for compliance with the defined specifications.

J.	Data Management

	1.	Data Management assumes a total of 15 unique CRF pages per patient for this protocol.

	2.	Data Management estimates are based on an average of 70 CRF pages per patient, 40 enrolled patients, and approximately 3000 total CRF pages.

	3.	Data Management and data entry estimates are based on 40 serious adverse events. Data Management SAE reconciliation will be billed on a fee for service basis.

4.
Millennix Oncology assumes a total of 120 logic checks to be defined and programmed for this study. Millennix Oncology will not receive any additional pages per patient, other than listed CRF pages, for tracking or entry.

	5.	Data Management estimates are based on 15 coded items per patient and 10/20 queries per patient; any additional coding or queries will be billed on a fee-forservice basis.

	6.	Millennix Oncology will process completed CRF pages.

	7.	Adverse events will be initially auto-encoded based on MedDRA. Concomitant medications will be initially auto-encoded based on WHO-Drug.

	8.	Data Management will bill additionally for CRF medical review to identify SAEs.

	9.	Costs associated with reconciliation or review of SAE data versus a separate Sponsor database will be billed on a fee-for-service basis.

K.	Biometrics

	1.	Millennix Oncology will prepare a statistical analysis plan for the study.

2.
The analysis plan will present statistical methods, population definitions, endpoint criteria, missing data conventions, prototypes for tables, figures and listings, and analysis software used. Current costs for the analysis plan are based on one round of review by Sponsor

	3.	Amendments to the signed analysis plans will be identified in a change order to be agreed upon by both parties, and will be billed additionally.

4.
All effectiveness analyses will be performed on an intent-to-treat population and a per-protocol population, and all safety analyses will be performed on a safety population (i.e. patients who received study drug).

	5.	Safety analyses will evaluate adverse events and physical examination changes.

	6.	All patients will undergo evaluation determinations at the end of the study; any additional evaluation rounds will be billed additionally.

	7.	Results will be displayed in 15 total tables, 15 figures, and 2 listings.

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	8.	No interim analysis is planned but can be performed on a fee-for-service basis. Costs associated with post hoc analysis programming will be budgeted separately.

	9.	Additional data displays will require a change order to be agreed upon by both parties, and will be billed additionally.

10.
Millennix Oncology will provide Sponsor with evaluability data displays prior to database lock. Sponsor will have 10 business days to review the data displays and return comments to Millennix Oncology. Final comments must be received by Millennix Oncology at least one calendar month prior to the anticipated database lock date in order to expedite end-of-study timelines for statistical analysis. Changes to the database can be made at a later date if they are required due to discovery of errors after the one-month review period.

	11.	Preparation of the database and data displays for an electronic regulatory submission is not covered under the current scope of work.

	12.	Costs are based on one round of review of tables, figures, and listings by Sponsor.

Analysis Data/Programming Exports

	1.	End of study electronic documentation will consist of SAS database in SAS transport files, analysis data displays in mutually agreed format.

	2.	The database will be provided in Millennix Oncology defined database structure. No conversion to Sponsor specifications will be necessary.

	3.	The above items will be transferred three times during the course of the study; one test, one interim, and one final transfer during the course of the study.

	4.	Comprehensive documentation of the content, format, and amount of data will accompany all exported data.

L.	Medical Writing

	1.	The clinical trial reports will be written according to ICH guidelines.

	2.	The clinical trial reports will be structured using Millennix Oncology's word processing and report format specifications.

3.
Millennix Oncology will prepare two drafts and one final version of the clinical trial report. The budget and the draft timelines assume that Actinium reviewers will provide Millennix Oncology with one set of collated comments on the initial two drafts within five business days of receipt of each draft. A comprehensive review is expected with the first draft; comments to the second draft are anticipated to be minor.

	4.	Medical Writing report hours are based on up to 32 total tables, listings, and figures. Greater than 32 tables, listings, and figures will require additional medical writing hours.

5.
In the final deliverable, Millennix Oncology will supply an electronic copy of the report text in Microsoft Word format that will include internal hyperlinking to in-text tables. In addition, Millennix Oncology will supply a complete paper supply copy of the report text, appendices, tables, listings, and figures.

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M.	Project Management

	1.	The Project Manager is required to manage the conduct of the study, plan meetings, review meeting minutes, communicate with Sponsor, vendors, and the project team.

	2.	Clinical Project Associate activities include maintenance of central files, meeting planning, mailings, meeting minutes, documentation, report compilation, as well as project team support.

	3.	A total of 38 conference calls are included in this budget. Additional conference calls will be billed additionally on a fee-for-service basis.

4.
Millennix Oncology attendees during conference calls will include the Project Manager, Lead CRA, Clinical Project Associate, and Lead Data Manager. Additional Millennix Oncology personnel, such as the Medical Writer, Database Programmer, Statistical Programmer, Biostatistician, and PVG Specialist will attend conference calls as needed.

	5.	Millennix Oncology assumes one client meeting will be conducted. Additional client meetings will be billed on a fee-for-service basis.

6.
Millennix Oncology attendees during client meetings will include the Project Manager, Lead CRA, Clinical Project Associate, and Lead Data Manager. Additional Millennix Oncology personnel, such as the Medical Writer, Database Programmer, Statistical Programmer, Biostatistician, and PVG Specialist will attend client meetings as needed.

	7.	A total of 38 internal team meetings are included in the budget. Additional team meetings will be billed on a fee-for-service basis.

8.
Millennix Oncology attendees during internal team meetings will include the Project Manager, Lead CRA, Clinical Project Associate, and Lead Data Manager. Additional Millennix Oncology personnel, such as the Medical Writer, Database Programmer, Statistical Programmer, Biostatistician, and PVG Specialist will attend internal team meetings as needed.

N.	Project Close-out and Archiving

	1.	End of study electronic documentation will consist of SAS database in SAS transport files, analysis data displays in ASCII format.

	2.	The database will be provided in Millennix Oncology defined database structure. No conversion to Sponsor specifications will be necessary.

	3.	Comprehensive documentation of the content, format, and amount of data will accompany all exported data.

4.
All working copy and original copy CRFs and DCFs will be inventoried ordered by page, patient and site, boxed and shipped to the Sponsor. Additional requests to further reconcile the CRF and DCFs can be done for an additional cost.

5.
If no provision is made by the Sponsor at study termination, Millennix Oncology will reconcile and return the Trial Master File to the Sponsor and will bill on a fee for service basis, including courier expenses.

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V.	BUDGET COST ESTIMATE

Protocol Review	$8207

CRF Review	$7264

Study Training	$8094

Investigator's Meeting	$10305

Randomization	$0

Monitoring Pre-Study Activities	$54052
Regulatory Document Preparation/Collection
Site Selection
Monitoring Plan

Clinical Monitoring Site Visits	$129545
Study Qualification Visits
Study Initiation Visits
Site Monitoring Visits
Site Termination Visits

Study Coordination	$118986

Site Communication	$62347

Database Design/Maintenance	$52318

Data Tracking, Entry and Administration	$19597

Data Management	$106043
CRF Completion Guidelines
Data Management Plan (DMP)
Data Review and Cleaning
Data Transfers
Logic Check Definition and Programming
Quality Control Audit
Administration
SAE Reconciliation

Medical Monitoring	$90720

Safety Review and Reporting	$67162

Biometrics	$40437

Medical Writing	$26349

Project Management	$273737

Project Communications	$105006
Millennix Oncology Internal Team Meetings
Conference Calls
Client Meetings

Project Closeout and Archiving	$8551

TOTAL LABOR COST	$1,188,720

Estimated Pass Through Expenses:	$142380

TOTAL COST ESTIMATE	$1,331,100

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VI.	PAYMENT SCHEDULE AND SIGNATURES

Invoices will be sent monthly for all work performed for the previous month on a Fee for Service basis in accordance with the annual rate that corresponds with the year in which the work is performed. An initial payment of $150,000 is due upon contract execution and will be credited against the last invoice. If Sponsor terminates this project, Sponsor will reimburse Millennix Oncology for all reasonable costs to complete work in progress.

This proposal dated November 21, 2006 is agreed by and between:

Proposal Version 2 Averion Project Code:ACT-001	Actinium Pharmaceuticals, Inc. December 7, 2006

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AVERION

MASTER SERVICES AGREEMENT

This Master Services Agreement ("MSA") is made by and between Averion International Corp. ("Averion"), with an address at 225 Turnpike Road, Southborough, MA 01772 and Actinium Pharmaceuticals, Inc. ("Client"), with an address at 25B Hanover Road, Florham Park, NJ 07932. The parties agree that this MSA shall govern any and all work to be completed by Averion for the Client.

Governance
As a "master" form of contract, this MSA allows Averion to work on one or more projects without having to re-negotiate the basic terms and conditions contained herein. This MSA will cover work assignments as well as consulting activities without formal work assignments.

Client shall engage Averion to provide and Averion shall provide consulting services as directed by the Client in writing or as specified in mutually agreed upon written Work Assignments as well as any mutually agreed upon written modifications (Amendment) to a Work Assignment. Each such Work Assignment and Amendment are governed by the terms and conditions of this MSA; provided, however, that in the event of a conflict between this MSA and a specific Work Assignment/amendment, the Work Assignment/Amendment shall control.

If Client wants to change a specific Work Assignment/amendment or to obtain additional services not identified in a Work Assignment, the Client must advise Averion and submit written specifications to Averion. Averion will then supply the Client with a written Change Order for the additional services. Upon written acceptance of the Change Order by the Client, these services will be performed subject to the terms of this MSA.

In the event the Food, Drug and Cosmetic Act, or any rule or regulation governing any Work Assignment, including without limitation any Good Clinical Practice regulation, is amended, revised or revoked during the term of any Work Assignment, the parties shall discuss the effect of such change on the Work Assignment. Any changes that Client determines to implement shall be handled as a Change Order, as above.

Client remains the sponsor of all studies and has not transferred any obligations to Averion pursuant to 21 CFR 312.52 unless specified in the Work Assignment. In any such instances, the obligations of Averion will be mutually agreed upon by Client and Averion in writing. Client will retain control of the relationship with the FDA unless specified in the Work Assignment.

Understanding
Both parties agree that this MSA supersedes all prior proposals, letters, discussions, negotiations, and agreements of any nature, excluding any prior Confidentiality Agreement between the parties, which shall be replaced by this MSA on the effective date of this MSA. This MSA may be amended only in a writing signed by both the Client and Averion.

Notice and Opportunity to Cure
If one party believes the other has materially failed to perform as provided in this MSA or under any Work Assignment, it shall so notify the other in writing, stating in reasonable detail the nature of the deficiency. Within fifteen (15) business days, the breaching party shall respond in writing with a plan to cure which will specify the agreed upon time to effect a cure, which shall be approved by the non-breaching party, approval shall not be unreasonably withheld. No action arising hereunder may be instituted after one year from when the non-breaching party learns of, or should reasonably be expected to have learned of, the full facts upon which action would be based.

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Proposal
(a) Averion may submit to Client a written Work Assignment/Change Order proposal specifying objectives, tasks, assumptions, delivery, and estimated costs, as a proposed Work Assignment/Change Order. All work done by Averion and proposed to Client will be calculated on a fee for service basis with the base rates and estimated completion times specified in each Work Assignment/Change Order. If Client is not satisfied with the written Work Assignment/Change Order proposal, the parties shall use best efforts to resolve any such issues within sixty (60) days of receipt thereof. In any event, Client shall accept any proposed Work Assignment/Change Order by written notice to Averion within sixty (60) days of receipt of Averion's written proposal; otherwise the proposed Work Assignment/Change Order shall be deemed void. All labor rates and other direct costs to be used in Work Assignments and Change Orders are subject to change every January not to exceed 5% per year., The total cost of the project shall not exceed budgeted estimates described in Work Assignments and Change Orders unless scope of work changes or assumptions do not hold (e.g. study enrollment is extended, new sites are activated, additional analyses are required). In the event, Averion is authorized in writing by the Client to begin working on any Work Assignment/Change Order, while the Work Assignment/Change Order is under Client review, Averion will invoice Client on a Fee-for-service basis.

(b) Client and Averion will each designate one or more individuals to represent it with authority to make decisions with respect to this MSA and each Work Assignment proposal or Change Order. Each Work Assignment and Change Order must be signed by Client's authorized individual and Averion's authorized individual prior to going into effect.

Invoices
(a) Averion will invoice Client monthly for services provided during the preceding monthly period.
Services performed under a Work Assignment/Change Order will be billed according to the terms of the Work Assignment/Change Order, while consulting without a signed work assignment will be invoiced on a fee for service basis according to the attached rate schedule (Appendix A). Any additional consulting outside a signed work assignment must be agreed to in advance in writing by the Client. Client agrees to pay Averion all charges related to services described in the invoices within 30 days of receipt of invoice. Thereafter, interest shall accrue and be payable at the rate of 12% per annum, calculated at the rate ,of 1% per month. In the event that Client disputes any portion of the invoice, Client shall notify Averion of such dispute within ten (10) business days of receipt and Client and Averion shall mutually agree upon a resolution of such dispute within ten (10) business days of receipt of the notice of dispute. Client will be responsible for payment for any amounts not in dispute, as stated herein. Client shall make all payments to Averion in United States Dollars ("US Currency"). Averion may suspend work on any assignment with thirty days advance notice if payment is in arrears and undisputed. All pass through costs invoiced to Client will be at actual cost with no mark-up for administration or overhead. In the event Averion incurs a pass through cost in a currency other than U.S. Dollars, the parties shall determine the amount payable based on the relevant conversion rate as reported in The Wall Street Journal on the invoice date.

(b) A normal business day is an eight-hour day. Partial days or additional hours worked during a 24-hour period will be billed by Averion as actual hours worked. Upon written approval in advance by Client, Client will reimburse Averion for travel and other direct costs incurred by Averion personnel, contractors, or consultants. Averion personnel, contractors or consultants required to travel out of state will bill Client for an 8-hour day for any partial days worked.

Labor
Averion personnel, contractors, and consultants are independent contractors and shall not be considered to be Client employees during the term of this MSA. Averion has the right to designate who will work on this project, provided that no contractors or consultants (collectively, "Third Party Contractors") will be designated without the prior written approval of the Client, which shall not be unreasonably withheld. Client can request reassignment of Averion staff or Third Party Contractors for any unsatisfactory performance that is unresolved to Client's satisfaction after written notice to Averion and after Averion has a reasonable opportunity to cure. In the event either party directly or indirectly solicits staff or contractors from each other, the soliciting party agrees to give immediate notice to the non-soliciting party. If either party hires staff or consultants, then the soliciting party agrees to pay 40% of the annual salary of that staff or contractors within three (3) months of the date of the hire to the other.

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Representatives, employees, or agents of Averion will not be treated as an employee of Client for any purposes, including, but not limited to, those of FICA, Social Security, federal or state unemployment taxes, income tax withholding, or any other employment law or regulation. As the employer, Averion will: (i) supply only individuals legally authorized to work in the United States; (ii) complete and maintain 1-9 forms in compliance with the Immigration Reform and Control Act of 1986; (iii) conduct background checks to ensure its professionals have no felony convictions during the seven years prior to employment by Averion, nationally and by county of residence; (iv) maintain all necessary personnel and payroll records for its professionals; (v) calculate its employees wages and withhold applicable taxes, Social Security and other government-mandated charges; and (vi) remit such employment-related taxes and charges to the appropriate governmental entity.

Averion Warranty
(a) Averion warrants that its services shall be performed in a timely manner and be of professional quality in accordance with accepted industry standards. Any services provided by Averion which the Client claims are less than professional quality or do not substantially meet the stated performance standards, shall be promptly corrected by Averion without charge to Client provided that the Client provides Averion with a written notice of alleged poor quality at the earliest known opportunity; but in no event later than ninety (90) days after receipt of the final deliverable. Absent such notice, all services and deliverables are deemed accepted and conforming within one hundred eighty (180) days of such delivery. As Client's exclusive remedy and Averion's sole liability for any such defects, Averion shall timely cure such defects, at Averion's expense, such that performance and deliverables conform to the applicable specifications in effect at the time performance was due and without modification of said specifications.

(b) During the term of any Work Assignment/Change Order governed by this MSA, Averion, at its sole cost and expense, shall carry and maintain insurance in the amount of Three Million ($3,000,000) Dollars. Upon written request of Client, Averion shall provide Client with a Certificate of Insurance stating that such insurance policy is in full force and effect. In the event of any breach or default of the MSA or any applicable Work Assignment/Change Order that is not cured in accordance with the preceding paragraph, Client's monetary remedy shall be limited to the lesser of three (3) times the total fees associated with any Work Assignment/Change Order or $3,000,000 across all Work Assignments/Change Orders and Client agrees that this monetary remedy shall represent the total liability of Averion for all Work Assignments/Change Orders with Client that are governed by this MSA.

(c) EXCEPT AS EXPRESSLY STATED IN THIS SERVICESWARRANTY, AVERION MAKES NO OTHER WARRANTIES WITH RESPECT TO ITS PERFORMANCE HEREUNDER, INCLUDING WITHOUT LIMITATION, ANY WARRANTIES WITH RESPECT TO THE OUTCOME OF ITS PERFORMANCE OR ANY ANALYSIS, THE VIABILITY OF PRODUCTS WHICH ARE THE SUBJECT OF ANY STUDY, WHETHER OR NOT THE PRODUCTS SHALL BE CLEARED BY THE FDA OR ANY OTHER REGULATORY AGENCY FOR THE STATED INDICATIONS OR IN ANY PARTICULAR TIME, WHETHER OR NOT ANY APPLICATION SHALL BE FILED, THAT THE PRODUCTS SHALL BE A COMMERCIAL SUCCESS, OR THAT THE CLIENT WILL OBTAIN ANY REVENUES OF ANY SIZE FROM ANY PRODUCT IN ANY STUDY.

(d) The Client acknowledges that the services to be provided by Averion are based on information supplied by the Client and other information in the public domain. Averion does not guarantee or warrant such services to any specifications, functions or other standards other than those supplied by Client. The sole remedy of the Client for any breach or default by Averion is the remedy specified herein or termination of this MSA as herein provided and in no event shall Averion be liable for damages to Client in excess of the amounts set forth in (b), above.

Client Warranties
Client warrants that it has obtained all necessary governmental and regulatory approvals to conduct any study or clinical trial described any Work Assignment, including without limitation, all applicable FDA and IRB approvals; and that all approvals shall be in full force and effect during the relevant term of any Work Assignment. Unless expressly agreed in a Work Assignment, Client is solely responsible for interaction with regulatory agencies, including without limitation, the FDA. Client further warrants that the conduct of any studies or clinical trials under this MSA will not infringe any patents, trademarks or copyrights held by third parties.

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Indemnification
(a) Client agrees to indemnify, defend and hold harmless Averion and its directors, officers, agents, employees and permitted subcontractors (collectively "Averion Indemnitees") from and against any and all costs (including reasonable attorneys' fees and expenses of litigation), expenses, damages, loss and liabilities incurred or imposed as a result of any third party claim, suit, action, demand or judgment ("Losses") arising from or attributable to the negligence, gross negligence, intentional misconduct or inaction of Client in the performance of any of its obligations under this MSA, including without limitation:

(1) personal injury and property damage suffered by a participant due to any drug, device, biologic, consent, procedure, or protocol arising out of or in connection with, any Work Assignment/Change Order under this MSA, including without limitation, injury and damage received as result of receiving medical care or as a result of medical malpractice;

(2) any harmful or otherwise unsafe effect, including without limitation, a claim based upon a person's use, consumption, sale, distribution, or marketing of any drug, device, biologic or procedure used in or resulting from any Work Assignment/Change Order under this MSA;

(3) Client's performance of or involvement with any drug, device, biologic or procedure used in or resulting from any Work Assignment/Change Order under this MSA or Client's negligent use of any data or information provided by Averion pursuant to this MSA;

(4) any violation of applicable law, rule or regulation for which Client bears responsibility for compliance; or

(5) otherwise resulting from Averion's proper performance of the services under this MSA and any Work Assignment/Change Order hereunder;

provided, however, that if any such Loss arises in whole or in part from the negligence, or intentional misconduct of any Averion Indemnitee(s), then the amount of such Loss for which Client shall indemnify the Averion Indemnitee(s) pursuant to this provision shall be reduced by an amount proportionate to the percentage of the responsibility of the Averion Indemnitees for such Loss.

(b) Averion agrees to indemnify, defend and hold Client and its directors, officers, agents, employees and subcontractors (collectively "Client Indemnitees") harmless from and against any and all Losses to the extent such Losses arise from or are attributable to, the negligence, gross negligence, or intentional misconduct of Averion or its directors, officers, agents or employees, permitted contractors, or consultants provided however, that if any such Loss arises in whole or in part from the negligence, gross negligence, or intentional misconduct of any Client Indemnitee(s), then the amount of such Loss for which Averion shall indemnify the Client Indemnitee(s) pursuant to this provision shall be reduced by an amount proportionate to the percentage of the responsibility of the Client Indemnitees for such Loss.

(c) As a condition of the indemnification provided herein, the indemnified parties shall promptly notify the indemnifying party in writing of any claim, action or proceeding potentially giving rise to indemnification hereunder. The indemnifying party shall have sole and absolute control of, and discretion in, the handling of any such claim, action or proceeding, including the selection of legal counsel. The indemnified parties shall fully cooperate with the indemnifying party in the defense and settlement of all such claims, actions and proceedings. The indemnifying party shall keep the indemnified entity reasonably informed concerning all said claims, actions or proceedings and shall not admit liability without the prior written consent of the indemnified entity.

This provision on indemnity shall survive termination or expiration of this MSA.

Limitation of Liability
(a) Notwithstanding anything to the contrary in this MSA or in any Work Assignment, the parties agree Averion shall not be liable for: (1) the lack of efficacy or complications associated with any product under study outside of Averion control, or (2) the act of any principal investigator, sub-investigator, clinical research associate, nurse, nurse-practitioner, pharmacist, or any other employee or consultant licensed to practice medicine or employed by or under agreement with any hospital, clinic, nursing service, site management organization, or other entity which is contracted to be a site for any study conducted pursuant to this MSA, even if Averion shall pay, compensate, select, train, contract with or otherwise interact with any of the foregoing.

(b) NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING BUT NOT LIMITED TO LOST PROFITS) IN CONNECTION WITH THIS AGREEMENT, EVEN IF THE PARTY HAS BEEN ADVISED OF SUCH DAMAGES.

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This limitation of liability shall survive termination or expiration of this MSA.

Confidentiality
In order for Averion to provide services to the Client, confidential and proprietary information may be disclosed to Averion relating to Client's past, present, and future activities (collectively, "Confidential Information"). Averion and its personnel will preserve the confidential nature of information received from Client in accordance with Averion's established policies and practices, copies of which will be provided to Client. Confidential Information does not include 1) information in the public domain; 2) information previously known by Averion employees or consultants prior to the commencement of this MSA or any Work Assignment; 3) information given to Averion by a third party, not known to be violating Client confidentiality; or 4) information independently developed by Averion outside the scope of the project or this MSA, or without use of Client Confidential Information. Averion agrees to keep all Client Confidential Information confidential during the term of this MSA and for a period of five (5) years from the date of termination or expiration of this MSA. Nothing in this section will prohibit Averion from disclosing Confidential Information pursuant to regulation or court order, provided Averion gives the Client as much advance notice as practical prior to disclosure and Averion protects the Client Confidential Information to the same degree as Averion protects its own Confidential Information. The Client shall bear all costs if Client wishes to dispute the disclosure of its Confidential Information pursuant to regulation or court order.

Work Product
(a) All tangible reports, tables, data analyses, figures, listings, and correspondence created by Averion pursuant to this MSA specifically for the Client (collectively "Work Product") other than the Averion Intellectual Property (defined below) belong to the Client and will not be disclosed by Averion to any third party except as required by any applicable federal or state law or regulation (and provided, in such event, that Averion shall notify the Client as soon as possible of such required disclosure). Averion hereby assigns, sells and transfers to client all of Averion's right, title and interest in and to all such Work Product and all intellectual property rights therein and Client shall provide Averion with a royalty-free nonexclusive license to use the Work Product worldwide throughout the term of this MSA for the purpose of performing its duties and obligations to Client under the MSA and Work Assignments or Change Orders.

(b) Averion owns all rights in and to its general use intellectual property related to its business, including without limitation, all software, algorithms, processes, systems, know-how, and all data collection, report generation, metrics, data checking, data quality checking, data analysis, data displaying and modeling based procedures that it uses in its general business (collectively, "Averion IP").

(c) Averion agrees not to disclose that the Client has specifically retained Averion for professional services unless the Client has specifically authorized in writing that such disclosure can be made.

Property
All data and materials furnished by Client to Averion for use by Averion in connection with the services performed under this MSA or any Work Assignment or Change Order shall remain the sole property of the Client. Client may request the return of all data and confidential materials given to Averion and Averion will promptly ship all materials back to Client upon satisfactory negotiation of all invoices.

Averion Audits
Client shall be entitled to one audit at no charge to Client per Work Assignment and subsequent Change Orders at the Client's discretion and upon reasonable advance notice to Averion. Audits are intended to monitor the operations of Averion hereunder, to examine standard operating procedures, facilities, books, records, papers, files and documentation, including computer files, data bases and records, at Averion's facilities, and, generally, to understand the manner in which tasks are being performed hereunder, determine the adequacy of records, ensure the tasks are being performed in accordance with this Agreement and applicable regulations. This audit shall be conducted during normal business hours and will be at no expense to the Client. Any additional audits conducted at the written request of client will be billed on a fee for service basis.

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Exemption
Client acknowledges that Averion will require from Client information, materials, and data in order to perform services properly. Averion is not responsible for errors, delays, or other consequences arising from the failure of Client to provide such data, records, or necessary background to permit Averion to perform services. Neither party will be liable for any delay or failure to perform as required under this MSA to the extent that such delay or failure to perform is caused by circumstances reasonably beyond either party's control, including, without limitation, labor disputes, accidents, any law, order or requirement of any governmental agency or authority, civil disorders or commotions, acts of aggression or terror, fire or other casualty, strikes, acts of God, explosions, material shortages, act required to comply with any laws of the United States or Massachusetts. Performance time will be considered extended for a period of time equivalent to the time lost because of any such delay or failure to perform, provided, however, that if any such delay extends for a period in excess of ninety days, then either party may terminate the applicable Work Assignment upon prior written notice to the other party.

Generic Drug Enforcement Act of 1992
Averion represents that it and its employees, affiliates and agents have never been (i) debarred or (ii) convicted of a crime for which a person can be debarred under Section 306(a) or 306(b) of the Generic Drug Enforcement Action of 1992. Averion represents that it has never been and, to the best of its knowledge after due inquiry, none of its employees, affiliates, or agents has ever been (1) threatened to be debarred or (2) indicted for a crime or otherwise engaged in conduct for which a person can be debarred, under Section 306(a) or (b). Averion agrees that it will promptly notify Client in the event of any such debarment, conviction, threat or indictment.

Assignment
Neither party shall assign this MSA or any Work Assignment/Change Order without the prior written consent of the other party; provided, however a party may assign this MSA or any Work Assignment/Change Order without prior consent in the event of the sale of its business.

Non-Waiver
The waiver, forbearance or failure by either party to claim a breach of any provision of this MSA or any Work Assignment or Change Order pursuant hereto, or to exercise any right or remedy provided by this MSA, shall not be deemed to constitute a modification of any provision of this MSA, or a waiver or estoppel with respect to any subsequent breach or with respect to any provision thereof.

Changes and Modifications
No changes or modifications of this MSA or any Work Assignment or Change Order shall be deemed effective unless in writing and executed by the parties hereto.

Severability
If any provision of this MSA or any Work Assignment/Change Order pursuant hereto shall be determined to be invalid or unenforceable, the validity and effect of the remaining provisions of this MSA or such Work Assignment/Change Order shall not be affected thereby.

Term, Termination and Effects of Termination
(a) This MSA will be effective from the date of signature of the latter party to sign and will remain in effect for a period of five years or until the last Work Assignment/Change Order is completed, whichever is longer. Notwithstanding the foregoing, either party may terminate this MSA and all open Work Assignments/Change Orders upon written notice in the event that the other party files for bankruptcy protection or seeks any similar relief from creditors, and Averion may terminate this MSA and all open work Assignments/Change Orders if Client fails to pay for work done as required. Upon termination of this MSA and payment in full for all work done through termination of any Work Assignment/Change Order, in addition to payments specified by any early termination clauses in a Work Assignment/Change Order. If so requested by the other party, each party will promptly return to the other all documents or data which are specified to contain Confidential Information, provided, however, that each party may retain one copy of such Confidential Information for documentation.

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(b) If a study is stopped or put on hold for efficacy, safety, or site compliance in accordance with the applicable protocol, providing that such hold continues for longer than 6 consecutive months and the parties did not agree in writing to continue for a longer period based on analysis of the reasons for sioppage the Work Assignment/Change Order may be immediately terminated by either party and Averion will have thirty (30) days to wind-down the Work Assignment/Change Order. Alternatively, Client may terminate a Work Assignment/Change Order for any reason with ninety (90) days written notice. Upon such early termination of any Work Assignment/Change Order, Averion shall use commercially reasonable efforts to avoid incurring any additional costs and to fully cooperate in disengaging from any Work Assignment/Change Order and eliminating or minimizing all externally cancelable costs, damages, penalties and expenses connected with the termination of the Work Assignment/Change Order or this MSA. Averion shall comply with all applicable warranties during the wind-down period; provided however, that if the Client does not allow Averion to perform the applicable compliance-related activities (e.g., GCP, SOP or other applicable standard) during that period, then Averion shall promptly notify Client of Averion's inability to perform such compliance-related activities, provided Client with a budget estimate for any such compliance and within fifteen (15) days after any such notification, Client will agree to (i) accept the materials without a warranty for such compliance-related activities; or (ii) require such compliance in accordance with the budget estimate provided by Averion. However, nothing in the foregoing is intended to compromise patient safety in the event a study is suspended or terminated. Further, the parties shall cooperate with each other during such trial or project termination to safeguard patient safety and otherwise to comply with applicable laws and regulations.

Headings
Any heading used in this MSA or any Work Assignment/Change Order is inserted for convenience of reference only and shall not be construed to affect the construction or interpretation of any provision hereof.

Governing Law
This MSA and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflicts of law rules.The parties hereby agree to submit any dispute arising hereunder to binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be conducted in New York, New York. The decision of the arbitrator or arbitration panel shall be final and binding upon the parties hereto and shall be enforceable by any court of competent jurisdiction.

Notice
Any notice to be given hereunder or under any Work Assignment/Change Order, unless otherwise specified in the relevant Work Assignment/Change Order, shall be in writing and shall be deemed given 3 days after being deposited in the United States certified mail (postage prepaid, return receipt requested), 1 day after being deposited with a nationally recognized overnight courier (shipping prepaid), or immediately upon acknowledged hand delivery or electronic confirmation of being sent by facsimile as follows (or to such other addressee as a party specifies from time to time via written notice as below):

If to Client:
Actinium Pharmaceuticals, Inc.
25B Hanover Road
Florham Park, NJ 07932
Attention: Howard Wachtler and Dragan Cicic
Fax: 973-377-0610

If to Averion:
Averion International Corp.
225 Turnpike Road
Southborough, MA 01772
Attention: Dr. Philip Lavin
Fax: 508-416-2789
Copy: Dr. Gene Resnick
800 Westchester Avenue, #N341
Rye Brook, NY 10573
Fax: 914-694-3293

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In witness whereof, the parties intending to be legally bound, do hereby execute this MSA by their duly authorized representatives:

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Appendix A

Position Level	2007	2008	2009	2010
President/CEO	578	607	637	669
Senior Executive/CMO	516	542	569	597
Senior Biostatistician	438	460	483	507
Biostatistician	344	361	379	398
Department Director	293	308	323	339
Senior Systems Specialist	293	308	323	339
Averion Attorney	293	308	323	339
Department Manager	256	269	282	296
Senior Biostatistical Analyst	256	269	282	296
Senior Project Manager	256	269	282	296
Senior Quality Assurance	256	269	282	296
Senior Statistical Programmer	256	269	282	296
Biostatistical Analyst	213	224	235	247
DMC Coordinator	213	224	235	247
Medical Research Associate	213	224	235	247
Project Manager	213	224	235	247
Senior Medical Writer	213	224	235	247
Statistical Programmer	213	224	235	247
Compliance and Validation Specialist	194	204	214	225
Computer Validation Specialist	194	204	214	225
Lead CRA	194	204	214	225
Database Programmer	172	181	190	200
Endpoint Assistant	172	181	190	200
Medical Writer	172	181	190	200
Project Associate	172	181	190	200
Clinical Data Manager II, III	172	181	190	200
Systems Specialist	172	181	190	200
Clinical Data Associate	122	128	134	141
Clinical Data Manager I	148	155	163	171
Medical Writer I	148	155	163	171
QC Auditor	148	155	163	171
Senior Project Assistant	148	155	163	171
Clinical Research Associate/Monitor	134	141	148	155
Clinical Assistant	122	128	134	141
Clinical Data Assistant	122	128	134	141
Medical Affairs Assistant	122	128	134	141
Operations Assistant	122	128	134	141
Project Assistant	122	128	134	141
Statistical Assistant	122	128	134	141
Administrative Assistant	91	96	101	106
Data Entry Specialist	91	96	101	106

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